EXHIBIT 10.8

RESTATED CMG SHAREHOLDERS AGREEMENT

BY

CUNA MUTUAL

INVESTMENT CORPORATION

AND

PMI MORTGAGE INSURANCE CO.

TABLE OF CONTENTS

ARTICLE I.	General Provisions	1
1.1	Purpose	1
1.2	Performance of Functions	2
1.3	Compliance with Regulations	2

ARTICLE II.	Definitions and Construction	2
2.1	Definitions	2
2.2	Construction	3

ARTICLE III.	Term	3
3.1	Term	3

ARTICLE IV.	Strategic Alliance	3
4.1	Strategic Alliance	3
4.2	Corporate Matters	3
4.3	Premium Rates	6
4.4	Business Plans	6
4.5	Exclusivity	6
4.6	Restated CMIC Services Agreement	8
4.7	Restated PMI Services Agreement	8
4.8	Name Change	8
4.9	Technology	8
4.10	Restriction on Sale	14
4.11	Use of Names	14
4.12	Access to Records	15
4.13	Trademarks and Advertising	15

ARTICLE V.	Put and Call Options	15
5.1	Put and Call Options	15
5.2	Exercise of Options	16
5.3	Performance Standards	17
5.4	Breach; Fraud	17
5.5	Additional Exercise Rights of CMIC	18
5.6	Additional Exercise Rights of PMI	18
5.7	Price	19

ARTICLE VI.	Confidentiality	21
6.1	Confidentiality	21

ARTICLE VII.	Dispute Resolution	23
7.1	Dispute Resolution	23

ARTICLE VIII.	Miscellaneous	23
8.1	Delays and Waivers	23
8.2	Notices	24
8.3	Entire Agreement	24
8.4	Parties Bound	24
8.5	Governing Law	25
8.6	Covenant to Further Assurances	25
8.7	Headings; References	25
8.8	Severability	25
8.9	Attorneys Fees	25
8.10	Remedies	25
8.11	No Violation of Contract	25
8.12	No Authority to Bind	25
8.13	Compliance with Law	25
8.14	Consent	26
8.15	Legends	26

EXHIBIT H FORM OF STOCK PLEDGE AGREEMENT	H-1

EXHIBIT I PERFORMANCE STANDARDS	I-1

RESTATED CMG SHAREHOLDERS AGREEMENT

THIS AGREEMENT is made effective as of the 1st day of June, 2003 (the “Effective Date”), by and between CUNA Mutual Investment Corporation (“CMIC”) and PMI Mortgage Insurance Co. (“PMI”).

The parties acknowledge that this Agreement is based on the following:

A. CMIC is a Wisconsin corporation and is a wholly-owned subsidiary of CUNA Mutual Insurance Society (“CUNA Mutual”), a Wisconsin mutual insurance company.

B. CUNA Mutual and its affiliates provide insurance and financial products and services to credit unions, credit union service organizations, other credit union entities and credit union members in all fifty states and elsewhere throughout the world.

C. PMI is an Arizona stock insurance company and it is licensed to engage in mortgage guaranty insurance business in all fifty states, and Puerto Rico.

D. CMIC owns 50% and PMI owns 50% of the issued and outstanding shares of stock of CMG Mortgage Insurance Company (“CMG”).

E. CUNA Mutual and PMI originally entered into a strategic alliance using CMG to make mortgage guaranty insurance available to credit unions (the “Mortgage Insurance Program”) in the manner specified in the CMG Shareholders Agreement dated September 8, 1994 (the “Original Agreement”).

F. In order to accomplish the offering of the Mortgage Insurance Program to credit unions and their members, CMIC and PMI entered into an exclusive relationship on the terms and conditions set forth in the Original Agreement. The parties now wish to restate the Original Agreement as set forth in this Agreement in order to reflect the current operations of CMG.

NOW, THEREFORE, for good and valuable consideration, including the mutual covenants contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE I. General Provisions

1.1 Purpose.

(a) General. The principal purpose of this Agreement is to set forth the arrangement under which CMIC and PMI will operate CMG and make mortgage guaranty insurance available to credit unions for first mortgage loans to their members.

(b) Commitments by Parties. By entering into this Agreement, each party commits itself to providing the financial and human resources, investment, operational activities, and facilities needed to develop and implement the Mortgage Insurance Program in accordance with this Agreement.

1.2 Performance of Functions. Each party may have another entity within its respective Group of Companies perform some or all of the obligations imposed upon it by this Agreement. Provided, however, that any such entity shall agree to be bound by the terms of Sections 4.5(b) and (c) (restrictions on activities), 4.11 (use of names), 4.12 (access to records), 4.13 (trademarks and advertising) and 6.1 (confidentiality), and each party to this Agreement shall continue to be obligated with respect to any obligation performed by another member of its Group of Companies.

1.3 Compliance with Regulations. CMIC and PMI each recognizes that an insurance company is subject to regulation by each state in which it does business and that nothing in this Agreement will be interpreted, construed or enforced in a manner that would result in a violation of the rules and regulations that apply to CMG or members of the CUNA Mutual or PMI Groups of Companies. CMIC and PMI further agree that they shall take all necessary action to ensure that CMG is in compliance and remains in compliance with all applicable law. Nothing set forth in this Section shall affect the rights and obligations of CMIC and PMI with respect to each other as set forth in this Agreement or any other agreements, including without limitation, any agreements with CMG.

ARTICLE II. Definitions and Construction

2.1 Definitions. In addition to the terms defined in the Recitals to this Agreement, the following definitions apply unless the context clearly indicates otherwise:

Business Plans shall mean the Business Plans referred to in Section 4.4.

Credit Union Organization shall mean any credit union or its credit union service organization or other affiliate, any credit union trade association or league (national, state or otherwise) or its service corporations or other affiliate, or any other credit union entity.

CUNA Mutual Group of Companies shall mean any entity that directly or indirectly controls, is under common control with, or is controlled by CUNA Mutual.

Management Committee shall mean the Management Committee of CMG, as described in Section 4.2(b).

Mortgage Insurance Program or Program shall mean the jointly managed plan embodied in the Business Plan for the offering of mortgage guaranty insurance through CMG to credit unions for their members.

Original Agreement shall mean the CMG Shareholders Agreement dated September 8, 1994 between CMIC and PMI.

PMI Group of Companies shall mean any entity that directly or indirectly controls, is under common control with, or is controlled by PMI.

2.2 Construction. Unless the context plainly requires otherwise, the plural of words defined in the singular shall mean one or more of the same, the singular of words defined in the plural shall mean one of the same, and all words used in any gender shall extend to and include both genders.

ARTICLE III. Term

3.1 Term. The term of this Agreement shall commence as of the date hereof and shall continue indefinitely until terminated in accordance with the terms of this Agreement.

ARTICLE IV. Strategic Alliance

4.1 Strategic Alliance. This Agreement shall constitute the terms under which the operation of CMG shall be governed and under which the strategic alliance between CMIC and PMI for the operation of the Mortgage Insurance Program shall be conducted.

4.2 Corporate Matters.

(a) Board of Directors; President. The Board of Directors of CMG shall consist often (10) members or such different number as may be agreed upon from time to time by vote of the shareholders. So long as CMIC and PMI each own 50% of CMG’s issued and outstanding stock: (i) each shall have the right to designate the same number of directors and PMI and CMIC shall vote their shares in order to elect the persons so designated, (ii) the chairmanship of the Board of Directors of CMG will rotate annually between CMIC and PMI designees, and (iii) the President shall be a person designated by CMIC. If PMI and CMIC no longer each own 50% of CMG’s issued and outstanding stock, the election of directors and officers shall be by majority vote, except that so long as PMI or CMIC owns at least 26% but less than 50% of CMG’s issued and outstanding stock, the minority shareholder shall have the right to designate one-third of the total number of directors and PMI and CMIC agree to vote their shares in order to elect the persons so designated. If one-third of the total number of directors is not a whole number, the number shall be rounded off to the nearest whole number.

(b) Management Committee. Subject to the overriding authority of the Board of Directors, management of the operations of CMG will be by a Management Committee acting in the manner specified in the Bylaws.

(c) Redomestication. If CMIC and PMI agree that CMG should be redomesticated to another state, PMI and CMIC will take all steps necessary to have CMG redomesticated, and all costs thereof shall be borne by CMG.

(d) Additional Capital Contributions. No party shall be entitled to make an additional capital contribution to CMG except in accordance with the terms of this subsection.

The Board of Directors may from time to time by unanimous vote issue a capital call. In addition, a capital call shall be deemed to have been issued when (i) at any time CMG has insufficient assets to pay when due any claim for policy benefits made in the ordinary course of business or any expenditure called for by an annual Business Plan or approved by the Management Committee, and CMG has not been able to remedy the shortfall through short term borrowing, adjustments in the Business Plan or other appropriate means; or (ii) additional capital is required as a condition to the continued purchase of loans insured by CMG by the Federal Home Loan Mortgage Corporation (“Freddie Mac”), the Federal National Mortgage Association (“Fannie Mae”), their successors, or any other entity that in the future is a substantial and significant purchaser of such loans comparable to Freddie Mac or Fannie Mae. All capital calls shall be in the same proportion as the ownership of the stock in CMG.

CMIC and PMI shall be obligated to make a capital contribution in response to any capital call under this subsection, and the contribution shall be made on or before the deadline set by the Board of Directors. In the event of a deemed capital call under subparagraph (i) in the preceding paragraph and in the absence of a different deadline established by the Board of Directors, the capital contribution shall be made within sixty (60) days after any member of the Management Committee gives notice to both parties, unless circumstances require an earlier payment. In the event of a deemed capital call under subparagraph (ii) in the preceding paragraph and in the absence of an earlier deadline established by the Board of Directors, the capital contribution shall be made in a timely manner so that continued purchase of loans insured by CMG is not adversely affected.

Notwithstanding anything to the contrary in this Agreement, neither CMIC nor PMI shall be obligated to make additional capital contributions without its consent, if that contribution, when aggregated with all other contributions made on or after April 10, 2001, exceeds Thirty-Seven Million Six Hundred Fifty Thousand Dollars ($37,650,000), with respect to CMIC or Thirty-Seven Million Six Hundred Fifty Thousand Dollars ($37,650,000) with respect to PMI.

CMIC and PMI may agree between themselves to lend funds to CMG instead of making additional capital contributions in response to a capital call, but in the absence of such an agreement, additional funds shall be advanced in the form of additional capital contributions.

Neither party shall be allowed to make a capital contribution in an amount less than the full amount of the capital call, and partial capital contributions shall not be accepted by CMG. If either party fails to make a capital contribution in response to a capital call when due, the non-defaulting party shall be entitled to: (i) pay the capital contribution and receive an appropriate number of shares of stock in CMG; or (ii) if the parties had agreed to respond to the capital call by lending money to CMG, make the loan and receive the appropriate evidence of indebtedness. In addition, the non-defaulting party shall have the right for sixty (60) days after the default to exercise the put or call option that would be available to it under Section 5.4 in the event of a material default, and for this purpose the cure provisions of that Section shall not apply. The non-defaulting party may exercise this right in lieu of or in addition to making the defaulted capital contribution. The remedies granted the non-defaulting party under this paragraph are in lieu of any other remedies it may have under this Agreement or at law or equity.

Any change in ownership as a result of the issuance of shares of stock in CMG to one party and not the other under this subsection shall not affect the terms of this Agreement relating to appointment of members to the Board of Directors or the Management Committee, unless and until either (i) the percentage owned by CMIC equals or exceeds 56%, or (ii) the percentage owned by PMI equals or exceeds 56%. At that time (i) the parties shall take all steps necessary to change the Articles and Bylaws of CMG to remove any provision that requires greater than a majority vote of the shareholders, the Board of Directors, the Management Committee, or any other committee; and (ii) representation on the Board, the Management Committee, and any successor or substitute committees with similar authority shall thereafter be proportionate to ownership of shares of common stock. For this purpose, proportionate representation shall be calculated by multiplying the number of members of the subject group by a percentage equal to the percentage owned by the party owning the highest percentage and rounding the result up to the nearest whole number. The resulting number shall be the number of members of that group appointed by the party owning the highest percentage and the remainder of the members of that group shall be appointed by the other party. If any group has only two members, the number of members shall be increased to three and the same procedure followed.

(e) Capital Contributions Resulting From Guarantee. If a capital or surplus guarantee provided to a state regulatory body (a “Guarantee”) by a party requires the party to make a capital contribution to CMG, a capital call shall be deemed to have been made under Section 4.2(d) for the amount required to be contributed, and the remaining provisions of Section 4.2(d) shall apply. Any such deemed capital call shall be deemed to be due on the date required by the Guarantee. In the event that the one party is required to contribute the full amount of the capital call because of the Guarantee, the other party shall reimburse the first party for its share of the capital call within fifteen (15) days. If the other party fails to timely reimburse the contributing party, then the provisions of Section 4.2(d) shall apply, and the other party will be treated as failing to make a capital contribution in response to a capital call.

4.3 Premium Rates. Subject to applicable regulatory requirements, CMG shall at all times endeavor to provide the best possible risk-based rates to its customers consistent with the high quality service provided by CMG to its customers. The Management Committee will give consideration to lowering the overall cost for originators of high quality loans. Any such reduction will be subject to any necessary rate filings or other regulatory approvals and will be undertaken only if in compliance with all applicable laws.

4.4 Business Plans. CMIC and PMI shall jointly develop annual long range Business Plans for the operation of the Mortgage Insurance Program, and each Business Plan shall be submitted to the Board of Directors for approval. These Business Plans shall contain the budget and operational plan for CMG and the Mortgage Insurance Program, and they shall establish the objectives of the Program, as measured by service levels, products, as well as long and short term goals, that each party shall endeavor to achieve during the succeeding twelve (12) months. The establishment of the percentage of “new insurance written” to be targeted shall be established in the Business Plans. Upon the approval of the annual Business Plan by the Board of Directors, CMG shall be operated in accordance with such Business Plan except for changes or deviations approved in accordance with this Agreement.

4.5 Exclusivity.

(a) Exclusive Arrangement. Except as provided in subsection (d), CMIC agrees that during the term of this Agreement neither it nor any member of the CUNA Mutual Group of Companies shall offer, sell or write mortgage guaranty insurance covering first mortgages to credit unions or other Credit Union Organizations other than through CMG. However, nothing in this paragraph shall be construed as requiring CUNA Mutual Mortgage Corporation to place insurance issued by CMG on the loans it purchases or originates.

PMI agrees that during the term of this Agreement neither it nor any member of the PMI Group of Companies shall solicit mortgage guaranty insurance covering mortgages to credit unions or other Credit Union Organizations other than through CMG or CMG Mortgage Assurance Company unless approval has been granted by the CMG Management Committee.

(b) Restrictions on Activities of PMI. During the term of this Agreement and for a period of five (5) years after termination (unless the termination is as a result of the material fraud of CMIC or the material breach of this Agreement or the Restated CMIC Services Agreement by CMIC), neither PMI nor any member of the PMI Group of Companies shall, directly or indirectly, seek any relationship with any Credit Union Organization for the purpose of developing, preparing or participating in any manner in offering to provide or providing mortgage guaranty insurance or any insurance or financial product or service marketed to or directed towards Credit Union Organizations or credit union members, or engage in any business, marketing plan, arrangement or program that emphasizes, targets or focuses on efforts to solicit, develop or write any such business for such Credit Union Organizations or credit union members, as such.

It is understood that, in the ordinary course of its business of marketing its products to the general public, PMI is likely to contact a certain number of businesses and members of the general public who happen to be Credit Union Organizations or members of credit unions, without emphasizing, targeting or focusing upon them as such, and this Section does not prohibit these contacts or business resulting from these contacts so long as neither results from or is the product of activity otherwise prohibited by this Section.

(c) Restrictions on Activities of CMIC. During the term of this Agreement and for a period of five (5) years after termination (unless the termination is as a result of the material fraud of PMI or the material breach of this Agreement or the Restated PMI Services Agreement by PMI), and except as provided in subsection (d), neither CMIC nor any member of the CUNA Mutual Group of Companies will offer, sell or write mortgage guaranty insurance policies in a manner that is not related to the credit union system. Provided, however, that if CMIC purchases PMI’s shares of stock in CMG pursuant to Article V or otherwise, CMG shall be allowed to continue to pursue the same scope of business in which it is engaged at the time of purchase.

If during the term of this Agreement CMIC or any member of the CUNA Mutual Group of Companies elects to participate in any of the following services within the credit union system, CMIC will notify PMI and the parties will attempt to negotiate a mutually beneficial manner in which to pursue that business: title insurance; credit enhancement and evaluation services for the secondary market; or contract underwriting. This procedure does not apply to any activities of CUNA Mutual Mortgage Corporation.

(d) International Activities. If during the term of this Agreement CMIC or any member of the CUNA Mutual Group of Companies desires to offer, sell or write mortgage guaranty insurance outside of the United States in a manner related to the credit union system, it shall first offer the opportunity to do so to CMG. If the PMI directors act to decline the opportunity, CMIC or the member presenting the proposal shall be entitled to proceed with its program. Any such program shall be restricted to the credit union system except to the extent that it is reasonably necessary for the viability of the program that it be established as an integrated program including financial institutions outside the credit union system.

(e) Application; Survival and Enforcement. The restrictions contained in this Section apply to any of the stated activities, whether performed by the restricted party through any type of ownership (other than ownership of less than 5% of the securities of a publicly held entity), or as a principal, agent, employer, adviser, consultant, partner, or in any individual or representative capacity whatsoever, either for its own benefit or for the benefit of others.

In the event this Agreement is terminated for any reason, the covenants and agreements contained in this Section shall survive for the five (5) year period stated above in the prior subparagraphs in this Section. Each party agrees that a violation on its part of any covenant contained in this Section will cause irreparable damage to the other party, and for that reason each party further agrees that the other party shall be entitled as a matter of right to an injunction from any court of competent jurisdiction, restraining any further violation of such covenants. This right to an injunction shall be cumulative and in addition to whatever other remedies a party may be entitled to, including, specifically, recovery of liquidated, incidental, special or consequential damages.

Each party expressly acknowledges and agrees that the covenants and agreements applicable to it under this Section shall be construed in such a manner as to be enforceable under applicable laws if a more limited scope is determined by a court of competent jurisdiction to be required.

4.6 Restated CMIC Services Agreement. Subject to any necessary regulatory approvals, CMG will enter into an agreement with CMIC for the performance of certain sales and other services. This agreement shall be in substantially the form attached as Exhibit A (the “Restated CMIC Services Agreement”), and CMIC will be compensated for these services in the manner specified in that agreement.

CMIC will plan, support and direct sales activities for CMG’s products in the credit union system. Access to the credit union market will be controlled by CMIC, and CMIC will perform all sales functions and be responsible for all sales decisions in accordance with the approved Business Plans.

The parties recognize the importance and value to the CUNA Mutual Group of Companies of the credit union market that CMIC is bringing to the Mortgage Insurance Program. In recognition of this, PMI agrees that all contact with credit unions, Credit Union Organizations or their members relating to the Mortgage Insurance Program shall be made by members of the CUNA Mutual Group of Companies or with the prior approval of CMIC.

4.7 Restated PMI Services Agreement. Subject to any necessary regulatory approvals, CMG will enter into an agreement with PMI for the performance of certain services. This agreement shall be in substantially the form attached as Exhibit B (the “Restated PMI Services Agreement”), and PMI will be compensated for these services in the manner specified in that agreement.

4.8 Name Change. The name of CMG has been chosen by CMIC to fit into the structure of the CUNA Mutual Group of Companies and to promote the Group in the marketplace. The use of the name shall be subject to the terms of a Restated Trade Name License Agreement from CUNA Mutual in substantially the form attached as Exhibit C, and all right to use the name shall terminate if CMIC is no longer a shareholder of CMG. The name CMG may not be changed without the prior written consent of PMI.

4.9 Technology.

(a) PMI Technology.

(1) General. PMI agrees to make the technology of the PMI Group of Companies available to CMG as follows:

(A) Terms and conditions when services performed by PMI.

(i) Underwriting services. In performing underwriting services for CMG pursuant to the PMI Services Agreement under Section 4.7, PMI (or other members of the PMI Group of Companies, as appropriate) will use all technology, software, data bases, documentation and systems (collectively referred to in this Section as the “Underwriting Technology”), and all enhancements to them and replacements for them, that are developed or otherwise obtained by them and used in performing the same or similar functions for themselves or others. This includes, but is not limited to, the pmiAurasm, pmiTerrasm, and Questsm systems and their mid-range, mainframe or other host system equivalents.

No separate charge shall be made to CMG for the use of the Underwriting Technology while PMI is performing the underwriting services for CMG, and the actual cost incurred in connection therewith shall be included in the charges for the underwriting services themselves in accordance with the Restated PMI Services Agreement.

(ii) All other services. In connection with its performance of all other services for CMG pursuant to the Restated PMI Services Agreement under Section 4.7, PMI (or other members of the PMI Group of Companies, as appropriate) will copy or otherwise make available for its use on behalf of CMG those portions of its existing technology, software, data bases, documentation and systems (collectively referred to in this Section as the “Other Technology”), and all enhancements to them, that are necessary for PMI to meet the performance standards applicable to it under Section 5.3. This includes any such item that is needed in connection with the following functions as described in the Restated PMI Services Agreement: claims processing; actuarial; reinsurance; customer service; and accounting. CMG will pay all of the additional costs (including additional third party license fees) incurred in connection with copying and otherwise making the Other Technology available to be used on behalf of CMG. CMG shall not have any rights in any of this Other Technology except as provided in subsections (a)(l)(B) and (a)(l)(C).

Except as provided in subsection (c), no charge whatsoever shall be made to CMG for the use of any of the Other Technology unless and until this Agreement is terminated and subsection (a)(l)(C) applies.

A complete list of the Other Technology currently used by PMI to perform these services is attached as Exhibit D. Exhibit D shall be reviewed and revised, if necessary by PMI at least once every two (2) years. Except for any required third party approvals listed on Exhibit D, PMI warrants and represents that it currently has the right to use all of the Other Technology in the manner specified in this subsection.

(B) Terms and conditions when other services performed by CMG during the term of this Agreement.

If at any time during the term of this Agreement CMG, rather than PMI, performs any of the other services referred to in subsection (a)(1)(A)(ii), PMI (or other members of the PMI Group of Companies, as appropriate) will license and make available to CMG all of the then current Other Technology referred to in subsection (a)(1)(A)(ii) that was immediately prior thereto being used by PMI in connection with the performance of such services. To the extent that any Other Technology is at that time resident on a PMI hardware system, PMI shall permit CMG to interface with such system to the extent necessary for CMG to utilize that Other Technology as provided herein. The license agreement will provide that CMG will have the right to receive from PMI all corrections, updates and modifications used by or made available to PMI; provided that CMG shall be responsible for all costs of implementing any such corrections, updates or modifications, including costs incurred in making necessary program changes. Nothing in this Agreement or any license agreement shall be construed to require PMI to continue to use any of the Other Technology or to keep it resident upon its system; provided that if any item of Other Technology PMI wishes to discontinue is at the time of discontinuance resident on a PMI hardware system and accessed by CMG on that system, PMI may not remove that item without first giving CMG a reasonable opportunity to transfer it at CMG’s cost to a system accessible to CMG. Any license under this paragraph shall be granted according to terms and conditions that will enable CMG to use the licensed materials in all manners that (i) PMI had been using them to provide services to CMG, and (ii) they would have been available to be used by PMI if PMI had continued to provide such services to CMG in connection with the Mortgage Insurance Program.

Except as provided in subsection (c), no charge whatsoever shall be made to CMG for the use of the Other Technology unless and until this Agreement is terminated and subsection (a)(1)(C) applies.

Nothing in this subsection (a)(1)(B) shall affect in any manner the right of the CMG Board of Directors to determine in its sole discretion whether to have someone other than PMI perform any of the other services referred to in subsection (a)(1)(A)(ii).

(C) Terms and conditions after termination of this Agreement.

(i) Application. This subsection (a)(1)(C) shall apply if either the put or call option referred to in Article V is exercised or if this Agreement terminates for any reason. In that event, commencing as of the “license effective date,” PMI (or other members of the PMI Group of Companies, as appropriate) will license and make the Underwriting and Other Technology available to CMG in accordance with the terms of this subsection (a)(1)(C). For purposes of this subsection, the “license effective date” shall be the date of sale or, if CMIC has exercised its call option in response to a breach or fraud by PMI under Section 5.4 or the failure of PMI to meet its performance standards under Section 5.3, the date notice of exercise is given. The license agreement shall terminate in the event that CMIC defaults in its purchase obligations under Article V or under any promissory note delivered in connection therewith.

(ii) Underwriting and Other technology. Effective as of the license effective date, PMI (or other members of the PMI Group of Companies, as appropriate) will license and make available to CMG all of the Underwriting Technology and Other Technology used by CMG or a member of the PMI Group of Companies in providing underwriting or other services, respectively, for CMG immediately prior to the license effective date. All such Technology shall be subject to one or more license agreements as provided in this subsection and such license agreement shall supersede any prior license under subsection (a)(1)(B).

The fees for any such licenses shall be the fair value of the Underwriting Technology, Other Technology and services being provided. The license agreements shall provide that CMG will receive all corrections, updates, modifications and enhancements used by or made available to PMI in connection with the Underwriting Technology. With respect to the Other Technology, the license agreements shall provide that CMG will have the right to receive all corrections, updates and modifications used by or made available to PMI; provided that CMG shall be responsible for all costs of implementing such corrections, updates or modifications, including costs incurred in making necessary program changes. The licenses shall be granted according to terms and conditions that will enable CMG to use the licensed materials in all manners that (i) had been used to provide services to CMG prior to the license effective date, and (ii) they would have been available to be used by PMI if PMI had continued to provide such services to CMG in connection with the Mortgage Insurance Program.

Each item of Underwriting Technology and Other Technology shall be licensed under a separate license agreement for such period of time up to three (3) years as may be designated by CMIC and may be continued thereafter upon the mutual agreement of the parties. If at any time during the initial three-year period PMI ceases to use any item of Underwriting Technology or Other Technology in connection with its own business, it may terminate the license agreement as to that item. Provided, however, that upon any termination of a license agreement, whether before or after the initial three-year period, PMI shall, at no cost other than reasonable charges for copying and transmittal, deliver to CMG the source code for the underlying software, all documentation, and a royalty free perpetual license to use such item in connection with any mortgage guaranty insurance program it pursues as a successor to the Mortgage Insurance Program operated under this Agreement.

If as of the license effective date CMG is using the Underwriting Technology on a PC based system, the license agreement shall in addition provide that PMI will fully support and maintain that system at the fair value of such service so long as it is providing such support and maintenance to others.

(D) Escrow Agreement. PMI has placed the source code and other documentation for the Underwriting Technology and Other Technology referred to in subsections (A)(i) and (ii) in escrow with a third party pursuant to the terms of a mutually agreed upon escrow agreement. The escrowed items shall be updated on a semi-annual basis and immediately after a major modification to the escrowed materials. CMG shall pay all of the costs and fees of the escrow agent. The escrow agreement shall be in substantially the form attached as Exhibit E.

(2) Mortgage Origination and Related Technology. In addition to the rights granted under subsection (a)(1), CMG will have the right to license present or future technology, software, data bases, documentation and systems (collectively referred to in this Section as the “Mortgage Origination Technology”) owned or used by PMI or other members of the PMI Group of Companies in mortgage origination or related functions. This right is subject to commercially reasonable efforts by PMI to obtain any necessary third party consents. This right shall only apply to the extent that PMI has the right to grant such a license and only to the extent that it is at that time licensing such Mortgage Origination Technology to other third parties. The rights granted by this subsection shall only apply to Mortgage Origination Technology that is owned or used by PMI during the term of this Agreement and shall only apply if the license is granted during the term of this Agreement.

(3) Licenses to Credit Unions. If the Management Committee decides to license any Underwriting Technology, Other Technology, or Mortgage Origination Technology referred to in subsections (a)(1) or (a)(2) to Credit Union Organizations, it shall be accomplished through a license from the appropriate member of the PMI Group of Companies to a member of the CUNA Mutual Group of Companies designated by CMIC, which in turn will enter into sublicenses to the Credit Union Organizations. This right as to Mortgage Origination Technology referred to in subsection (a)(2) is subject to commercially reasonable efforts by PMI to obtain any necessary third party consents. The terms of the license and sublicense agreements shall be mutually agreed upon by CMIC and PMI.

(b) CUNA Mutual Technology.

(1) General. CMIC agrees to make the technology of the CUNA Mutual Group of Companies available to CMG as follows:

(A) In performing services for CMG pursuant to the Restated CMIC Services Agreement under Section 4.6, CMIC (or other members of the CUNA Mutual Group of Companies, as appropriate) will use all technology, software, data bases, documentation and systems (collectively referred to in this Section as the “CMIC Technology”), and all enhancements and replacements developed or otherwise obtained by them and used in performing the same or similar functions for any member of the CUNA Mutual Group of Companies or others.

(c) CMG Technology. It is anticipated that CMG may either develop or pay a third party to develop technology, software, data bases, documentation and systems (collectively referred to in this Section as the “CMG Technology”) to be used to perform the other services referred to in subsection (a)(1)(A)(ii). The parties understand that many issues, such as itemization of desired functions, design specifications, vendor selection, cost factors and timetables will have to be addressed and resolved by management of CMG to determine whether to authorize the development of the CMG Technology.

CMG Technology developed under this subsection shall be designed so that it will be able to interface with the systems used by CMIC, if feasible.

If the CMG Technology necessary to perform all of the other services under subsection (a)(1)(A)(ii) is not developed, and all or part of the system provided by PMI under that subsection continues to be used in whole or in part, either by PMI or CMG, PMI shall be compensated for the fair value of such use.

PMI and CMIC will cause CMG to make any CMG Technology (including the source code) and all enhancements developed during the term of this Agreement available to both PMI and CMIC through license agreements for no fee during the term of this Agreement, and thereafter will continue such licenses, if requested, for no fee with respect to those items that PMI and CMIC, respectively, were entitled to use on the date of termination of this Agreement. The license agreement will provide that during the term of this Agreement, PMI will have the right to receive all corrections, updates and modifications used by or made available to CMG with respect to the CMG Technology; provided that PMI shall be responsible for all costs of implementing such corrections, updates or modifications, including costs incurred in making necessary program changes. After the term of this Agreement, CMG shall have no obligation to provide PMI with any corrections, updates or modifications or any maintenance or support whatsoever with respect to the CMG Technology.

(d) Terms and Conditions. Except as otherwise expressly specified above, the terms and conditions of the licenses and arrangements referred to in this Section shall be set forth on the form of agreement attached as Exhibit F, and the charges therefor shall be at the fair value for such items. All licenses from PMI will provide that PMI may cancel the license if (i) CMG makes the licensed technology available to a competitor of PMI; or (ii) a competitor of PMI through a joint venture or service arrangement with CMG is in a position to gain financially from the use by CMG of the technology or otherwise gain access to the technology; or (iii) if CMG uses the technology other than in connection with the Mortgage Insurance Program or any mortgage guaranty insurance program it pursues as a successor to the Mortgage Insurance Program operated under this Agreement.

For purposes of this Agreement, “fair value” shall mean the amount then charged to third parties for the services provided or the right to use such technology. If there are no third party arrangements and the parties are not able to agree upon fair value, the matter shall be resolved by commercial arbitration in accordance with the rules of the American Arbitration Association. Any such arbitration shall be final and binding, with each party bearing its own costs and the costs of the arbitrators being borne equally.

Each party warrants and represents that subject to obtaining any third party consents identified above, it has and will continue to have the right to use its currently existing technology in the manner specified above and to grant the licenses and otherwise enter into the agreements called for by this Section with respect to that technology.

(e) Survival. The warranties, representations, covenants and agreements contained in this Section shall survive any termination of this Agreement.

4.10 Restriction on Sale. Neither party may sell, transfer or otherwise dispose of any of its shares of stock in CMG or any interest therein without the prior written consent of the other party. Neither party may pledge or assign its stock in CMG as collateral for a loan or otherwise without the prior written consent of the other party. Any such purported action shall be void. Upon seeking the consent to a transaction subject to this Section, the party seeking consent shall provide such information regarding the proposed transferee, the terms of the transaction and such other matters as may reasonably be requested by the other party. The granting of any such consent may be conditioned upon the transferee expressly agreeing to be bound by the terms of this Agreement. This Section shall not apply to an assignment by a party to a member of its respective Group of Companies.

4.11 Use of Names. All lists of Credit Union Organizations and credit union members (including the identity of any person listed thereon) used by CMIC or CMG in the solicitation of customers and potential customers (collectively “Customer Information”) for CMG shall remain the exclusive property of CMIC, and neither CMG nor PMI shall have any right to use those lists except as permitted in writing by CMIC.

All lists of individuals inquiring about coverage, policyholders and certificate holders obtained by CMG (which lists and personal information contained therein shall also be considered Customer Information for purposes of the remainder of this Section 4.11 only) shall be the property of CMG. Subject to any regulatory restrictions and the terms of Section 4.5(a) and (c), CMIC and other members of the CUNA Mutual Group may use those lists and the identities of the individuals contained thereon for such other purposes as it deems advisable.

PMI may not use or disclose Customer Information, in any form or medium, to any affiliated or nonaffiliated person, firm or corporation except as necessary to carry out the terms of the Restated PMI Services Agreement under Section 4.7 or as may be required by law. To the extent that PMI or CMIC contracts with a third party that obtains Customer Information in order to provide services under the Restated PMI or Restated CMIC Services Agreement, PMI and CMIC agree to obtain contractual confidentiality protections to require the third party to hold Customer Information in strict confidence and not disclose it to any person unless required by law. PMI and CMIC agree to comply with applicable privacy laws and regulations, including, but not limited to, the Gramm-Leach-Bliley Act, Public Law 106-102 (1999) as set forth in 15 U.S.C.A. §6801, as amended and to comply with applicable changes in such laws and regulations as these occur and become effective.

PMI and CMIC agree to implement and maintain reasonable and customary security measures to safeguard Customer Information. Such measures shall include, but not be limited to, requiring employees who will have access to such information to agree to the confidentiality requirements of this Section.

The confidentiality and privacy obligations of PMI and CMIC set forth in this Section shall survive the termination of this Agreement.

4.12 Access to Records. Each party shall have the right to reasonable access for itself or its agents during business hours to records maintained by the other party and developed and maintained for the purpose of supporting business coming within the scope of this Agreement and complying with any applicable regulatory requirements. In addition, each party shall have the further right to similar access to all records and information used by the other party in determining the amount of any expense or other amount having an impact on the financial arrangements between the parties, including but not limited to the derivation of any internal expenses allocated by any party to the Mortgage Insurance Program. The access granted pursuant to this Section shall be for the limited purpose of determining the compliance by that party with this Agreement and its contractual arrangements with CMG. All information provided shall be subject to the terms of Article VI (confidentiality).

4.13 Trademarks and Advertising. Neither party may use the name, trademark, service mark, logo or identification of the other party without that party’s prior written consent. CMG shall be entitled to use the name, trademark, service mark, logo and identification (the “Marks”) of either party to this Agreement in a manner that accurately describes that party’s relationship to CMG and in any other manner approved by that party. All such usage shall be in approved formats only and shall require prior written consent as to manner and context. No confusingly similar Marks or terms may be used. No property rights are granted in any Mark beyond the right to use the Mark in accordance with this paragraph. The rights granted to CMG by this paragraph shall terminate upon the termination of this Agreement or upon the failure of CMG after reasonable notice to comply with the terms of this paragraph.

CMG may use all trade names, trademarks and service marks (collectively, “marks”) adopted from a product marketed by one of the parties on a royalty free basis so long as that party continues to be a shareholder in CMG. Thereafter, CMG will only have such rights as may be agreed upon by that party. All marks developed by CMG or by either party specifically for the Mortgage Insurance Program shall be the exclusive property of CMG.

The use in connection with the Mortgage Insurance Program of any portion of any advertising or promotional material developed by either party independently of the Program shall not affect that party’s rights in that portion of the material. Any advertising or promotional material or portion thereof developed by either party specifically for use in connection with the Program, and all copyrights and other rights therein, shall be owned by CMIC.

ARTICLE V. Put and Call Options.

5.1 Put and Call Options. Subject to the terms of this Article, PMI shall have the option to require CMIC to purchase all but not less than all of PMFs shares of stock in CMG (the “put option”), and CMIC shall have the right to require PMI to sell all but not less than all of PMI’s shares of stock in CMG to CMIC (the “call option”).

5.2 Exercise of Options.

(a) General. Except as provided in Sections 5.3 (performance standards), 5.4 (breach; fraud), 5.5 (additional exercise rights of CMIC), and 5.6 (additional exercise rights of PMI), neither the put option nor the call option may be exercised for a period of twenty-one (21) years from the date of the Original Agreement (i.e., September 8, 2015). After the end of that period, the put and call options may be exercised at any time.

(b) Manner of Exercise. Options under this Article may only be exercised by written notice to the other party and notice may only be given after the right to exercise the option becomes effective.

(c) Closing; Payment Terms. Except as provided in Sections 5.5 and 5.6, the closing of any purchase shall take place six (6) months after notice of exercise is given and CMIC shall pay the full purchase price in cash. If despite its best efforts CMIC has not arranged financial terms for the purchase to its satisfaction by the expiration of that period, CMIC may delay the closing for up to an additional six (6) months. If despite its continued best efforts CMIC has still not arranged such financial terms by the end of this additional six-month period, the purchase price shall be paid as follows:

(i) if the purchase price is less than twenty-five million dollars ($25,000,000), the entire purchase price shall be paid in cash.

(ii) if the purchase price is more than twenty-five million dollars ($25,000,000) and less than seventy million dollars ($70,000,000), twenty-five million dollars ($25,000,000) shall be paid in cash and the balance shall be paid in the form of a two year balloon payment note from CMIC at an interest rate of two points over the prime rate charged by CMG’s principal financial institution, provided, that the interest rate shall not exceed the maximum allowed by applicable law. Interest shall be payable semi-annually. CMIC shall be allowed to prepay the note without penalty. The note shall be secured by a stock pledge of shares of CMG stock equal to 110% of the amount of the note, with the value of the shares based upon the purchase price. The note shall be in substantially the form attached as Exhibit G and the stock pledge agreement shall be in substantially the form attached as Exhibit H.

(iii) if the purchase price is seventy million dollars ($70,000,000) or more, the lesser of fifty million dollars ($50,000,000) or 50% of the purchase price shall be paid in cash and the balance shall be paid in the form of a note as described in (ii).

PMI agrees that CMIC may, as its method of payment, utilize an initial public offering that includes PMI’s shares of CMG stock. If CMIC pursues this method, PMI agrees to cooperate with reasonable requests of CMIC in any manner that may be necessary or helpful in consummating the offering. The use of an initial public offering as the method of payment shall not affect the purchase price, which shall in all events be determined pursuant to Section 5.7.

(d) Regulatory Approvals. The closing of any purchase shall be conditioned upon the receipt of any required regulatory approvals. Immediately after an option is exercised, the parties shall proceed to obtain input from the appropriate regulators regarding the approval process and any conditions that may apply. The parties shall use their best efforts to obtain all necessary approvals. If a required regulatory approval is not obtained due to the use of a note in partial payment of the purchase price, and if the approval will be granted if cash is paid instead of using a note, CMIC agrees to pay cash. If approval can be obtained for a purchase of part but not all of the shares, the parties shall at the option of PMI close on the partial purchase in accordance with this Section. Until such time as the parties can obtain regulatory approval for and consummate the purchase of the remaining shares, (i) the parties shall continue to use their best efforts to obtain all necessary approvals for the purchase of the remaining shares; and (ii) PMI shall continue to have all of its rights as a shareholder under this Agreement. If approval can be obtained if PMI agrees to provide services to CMG for a reasonable period of time on reasonable terms, PMI agrees to do so. If despite any of the above actions any required approval is still not obtained, the parties shall use their best efforts to agree upon a manner in which to sell CMG or the shares of CMG owned by PMI, including, without limitation, by means of an initial public offering. Any sale of CMG or the use of an initial public offering shall not affect the amount to be paid to PMI, which in all events shall be the purchase price determined pursuant to Section 5.7. If the parties are not able to come to an agreement on how to proceed, either party may invoke the mediation provisions of Section 7.1 if it believes that it may be helpful.

5.3 Performance Standards. Attached as Exhibit I are performance standards for each party. These performance standards will be reviewed and revised if necessary by PMI and CMIC at least once every two (2) years. These performance standards shall be subject to change at any time by unanimous action of the Management Committee.

If the performance standards applicable to PMI for a particular period are not met, CMIC will have the right for a period of six (6) months after the end of that period to give written notice to PMI of the failure, and if the failure is not remedied within six (6) months after notice is given, CMIC will then have the right to exercise its call option. If the performance standards applicable to CMIC for a particular period are not met, PMI will have the right for a period of six (6) months after the end of that period to give written notice to CMIC of the failure, and if the failure is not remedied within twelve (12) months after notice is given, PMI will then have the right to exercise its put option.

The performance standards applicable to each party shall be reviewed at the time each time that a new Business Plan is prepared.

5.4 Breach; Fraud. Either party will have the immediate right to exercise its option upon written notice if the other party either: (i) materially breaches this Agreement or any license agreement or service agreement between it and the other party or CMG; or (ii) engages in a material fraud in its dealings with CMG or the other party.

With respect to a material breach, this right shall not be exercisable until after the non-breaching party has given written notice of the breach to the breaching party and the breach has not been cured within sixty (60) days after the notice is given. A party shall be deemed to have cured the breach if the breach cannot be cured within the cure period and the breaching party commences the remedy and continues to pursue such remedy diligently until the breach is cured.

With respect to a material fraud, this right shall be exercisable at any time after the fraud is discovered by the other party.

A failure to meet the performance standards set forth pursuant to Section 5.3 shall not in and of itself be considered to be a breach of this Agreement or constitute fraud.

5.5 Additional Exercise Rights of CMIC. CMIC will have the immediate right to exercise its call option upon written notice to PMI if any Competitor of the CUNA Mutual Group of Companies owns or controls more than 15% of the outstanding shares of stock in PMI and continues to own such shares ninety (90) days after CMIC has given written notice to PMI of its objection thereto and such change in ownership is materially adverse to CMIC’s interests. For purposes of this subsection, a Competitor of the CUNA Mutual Group of Companies shall mean any person or entity that is or controls one of the ten leading producers of an insurance, mortgage banking or financial product for Credit Union Organizations or credit union members. In addition, CMIC shall have the immediate right to exercise its call option if any person or entity (or any group of persons or entities acting in concert) directly or indirectly owns or controls more than 50% of the outstanding shares of stock in PMI.

PMI shall notify CMIC in writing in the event that a change in ownership as described above occurs. CMIC shall then have a period of sixty (60) days in which to give PMI written notice that it is exercising its call option or CMIC’s option shall be deemed waived as to that matter. If PMI shall fail to notify CMIC of such matter, the option period shall continue until sixty (60) days after PMI does in fact notify CMIC. Closing shall take place within the time period specified in Section 5.2(c).

If the parties are not in agreement as to whether the change in ownership involving a Competitor is materially adverse to CMIC’s interests, the matter shall be resolved in final and binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. In any arbitration, it shall be presumed that the matter is materially adverse to CMIC’s interests and PMI shall have the burden of establishing by a preponderance of the evidence that it is not.

5.6 Additional Exercise Rights of PMI. PMI will have the immediate right to exercise its put option upon written notice to CMIC if CUNA Mutual demutualizes and any Competitor of the PMI Group of Companies owns or controls more than 15% of the outstanding shares of stock in CMIC or CUNA Mutual and continues to own such shares ninety (90) days after PMI has given written notice to CMIC of its objection thereto and such change in ownership is materially adverse to PMI’s interests. For purposes of this Section, a Competitor of the PMI Group of Companies shall mean any person or entity that is or controls one of the seven leading producers of (i)

mortgage guaranty insurance coverage or (ii) competitive credit enhancement arrangements that are substantially similar in purpose and effect to mortgage guaranty insurance. In addition, PMI shall have the immediate right to exercise its put option upon written notice to CMIC if CUNA Mutual demutualizes and any person or entity (or any group of persons or entities acting in concert) owns or controls more than 50% of the outstanding shares of stock in CMIC or CUNA Mutual, other than an entity within the CUNA Mutual Group of Companies.

CMIC shall notify PMI in writing in the event that a change in ownership as described above occurs. PMI shall then have a period of sixty (60) days in which to give CMIC written notice that it is exercising its call option or PMI’s option shall be deemed waived as to that matter. If CMIC shall fail to notify PMI of such matter, the option period shall continue until sixty (60) days after CMIC does in fact notify PMI. Closing shall take place within the time period specified in Section 5.2(c).

If the parties are not in agreement as to whether the change in ownership involving a Competitor is materially adverse to PMI’s interests, the matter shall be resolved in final and binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. In any arbitration, it shall be presumed that the matter is materially adverse to PMI’s interests and CMIC shall have the burden of establishing by a preponderance of the evidence that it is not.

5.7 Price.

(a) General. The price to be paid under this Article shall be the selling shareholder’s proportionate share of the fair market value of all of the shares of stock. A shareholder’s proportionate share shall be determined by multiplying the fair market value of a share of stock by the total number of shares owned by the selling shareholder. The fair market value of a share of stock shall be determined by dividing the fair market value of CMG, as of the date of the event triggering the exercise right of a party, by the total number of outstanding shares of stock of CMG as of that date. If CMIC and PMI are unable to mutually agree upon the fair market value of CMG within thirty (30) days after the expiration of any option period, the parties shall follow the procedure set forth in subsection (c).

(b) Closing. At the closing, CMIC shall: (i) cause CMG to repay in full all loans, indebtedness or other obligations of any nature owing by CMG to PMI or any of its Group of Companies; (ii) use its best efforts to cause PMI and its Group of Companies to be released from any guarantees, obligations or liabilities of any nature then existing in connection with CMG or its business to the extent that they may apply to activities engaged in by CMG after the closing; (iii) agree in writing to indemnify, defend and hold harmless PMI and its Group of Companies and their respective directors, officers, employees, agents, successors and assigns from all actions, suits, claims, demands, costs or liability of any nature arising in connection with CMG or its business with respect to activities engaged in by CMG after the closing; (iv) agree in writing to indemnify, defend and hold harmless PMI and its Group of Companies and their respective directors, officers, employees, agents, successors and assigns from all actions, suits, claims, demands, costs or liability of any nature arising in connection with CMG or its business with respect to activities engaged in by CMG before the closing except for those matters that arise out of the gross negligence, fraud or willful misconduct of PMI or a member of its Group of Companies where CMIC was not aware that the activities constituted gross negligence, fraud or misconduct; and (v) provide evidence satisfactory to PMI that CMIC has obtained all regulatory approvals necessary for such purchase. All documentation regarding the foregoing shall be in form and substance satisfactory to PMI in its reasonable discretion.

At the closing, PMI shall agree in writing to indemnify, defend and hold harmless CMG, CMIC, its Group of Companies and their respective directors, officers, employees, agents, successors and assigns from all actions, suits, claims, demands, costs or liability of any nature arising in connection with CMG or its business with respect to activities engaged in by CMG before the closing but solely with respect to those matters that arise out of the gross negligence, fraud or willful misconduct of PMI or a member of the PMI Group of Companies where CMIC was not aware that the activities constituted gross negligence, fraud or misconduct.

(c) Appraisal.

(1) If the parties are unable to agree upon the fair market value of CMG as of the Option Date (“Fair Value”), a binding determination of Fair Value shall be made by appraisal in the manner set forth in this subsection. The term “Option Date” shall mean the date of the notice exercising the option. A party desiring to effect a determination of Fair Value shall give written notice to the other and each party shall appoint a nationally recognized investment banking firm to act as appraiser within thirty (30) days after the date such notice is delivered. A party shall have selected an appraiser by giving written notice to the other party. The two appraisers who are selected by the parties shall select a nationally recognized investment-banking firm to act as a third appraiser within fifteen (15) days after selection of the second appraiser. In the event of the failure of a party to appoint an appraiser, or the failure of the two appraisers to appoint a third appraiser within such periods of time, the appraiser(s) who have not been selected shall be selected upon petition by either party by the then presiding Judge of the San Francisco Superior Court, pursuant to the provisions of California Code of Civil procedure Section 1280 et seq. Each nationally recognized investment banking firm appointed by a party, by the other investment banking firms or by the Court pursuant to the terms of this subsection shall be experienced in the valuation of securities.

(2) If the two appraisers selected by the parties cannot reach agreement on Fair Value, the Fair Value shall be established by the three appraisers in accordance with the following procedures. The appraiser selected by each of the parties shall state in writing its determination of Fair Value. The appraisers shall arrange for a simultaneous delivery of such determinations to the third appraiser. The role of the third appraiser shall be to select which of the two proposed determinations most closely approximates its determination of Fair Value. The third appraiser shall have no right to propose a middle ground or any modification of either of the two proposed determinations. The determination it chooses as most closely approximating its determination shall constitute the decision of the appraisers and be final and binding upon the parties.

(3) In determining Fair Value as of the Option Date, an appraiser shall: (i) value CMG as though all of the shares of CMG were publicly held on a fully distributed basis on the Option Date; (ii) assume that CMIC and other members of the CUNA Mutual Group of Companies performing services to CMG as of the Option Date will continue to perform services to CMG, and make available customer lists, trademarks, service marks and other intellectual property to CMG, in the same manner and on the same terms provided in this Agreement and the other agreements between CMG and such persons so that there is no discount or premium in Fair Value as a result of such special arrangements; (iii) assume that the services provided as of the Option Date to CMG by PMI and other members of the PMI Group of Companies will be provided after such date in the same manner and other same terms provided in this Agreement and the other agreements between CMG and such persons either by CMG, PMI or another member of the PMI Group of Companies or a qualified third party so that there is no discount in Fair Value as a result of such persons no longer being affiliated with or performing services for CMG; and (iv) take into account such factors as it deems appropriate, such as price-to-earning ratios and multiples on adjusted book value. Provided, however, that if PMI’s stock is being purchased as a result of (A) the exercise by CMIC of its call option under Section 5.3 as a result of the failure of PMI to meet its performance standards; or (B) the exercise by CMIC of its call option under Section 5.4 as a result of the fraud or material breach by PMI, then, in any such event, the appraisers shall not make the assumptions set forth in subsection (iii) and instead the appraiser shall take into account the actual manner and the actual terms under which CMG will be obtaining those services.

(4) PMI and CMIC shall each have the right to submit such written and oral comments, observations, information and opinions to the appraisers as they may deem advisable.

(5) PMI and CMIC shall each bear the cost of its own appraiser and one-half of the cost of any third appraiser. PMI’s cooperation with CMIC in connection with an initial public offering that includes PMI’s shares of CMG stock shall not affect the price to be paid for such shares by CMIC in accordance with this Section 5.7.

ARTICLE VI. Confidentiality

6.1 Confidentiality.

(a) General. The parties each agree that all confidential or proprietary information, whether or not marked as such, of a party or any of its respective Group of Companies communicated to and by each other relating to this Agreement shall be deemed to be confidential business information and shall be maintained in strict confidence to be used only during the term of this Agreement and only for the purposes contemplated by this Agreement. In addition, if such information must be communicated, it shall be communicated within the recipient party’s organization or to any third party agent, representative or consultant employed by recipient organization only on a “need-to-know” basis for the purpose of accomplishing the purposes of this

Agreement and only upon compliance with subsection (d). No such information shall be disclosed to any other third party by the recipient party without the prior written consent of the other party unless clearly required by applicable law or regulation, or by court order or the ruling, order or formal determination of a state or federal regulating body. This Article shall apply to all such information, whether communicated before or after the date of this Agreement. This Article shall apply to any information received under the Mortgage Insurance Program by PMI relating to a credit union or any other Credit Union Organization or their members and to information regarding each party’s operational, marketing and other business practices and procedures.

(b) Prevention of Disclosure. Each party agrees to establish and communicate written directives and take all reasonable precautions to prevent the disclosure to outside parties of information covered by this Agreement, except as may be necessary by reason of applicable federal or state regulatory requirements.

(c) Application to Records. All data contained in or on master records, customer or complaint files and ledgers, all lists including inquiries, clients and referrals, and other lists and data generated with respect to activities performed pursuant to this Agreement shall be subject, wherever applicable, at all times to the terms of this Agreement with respect to use, access, ownership and disposition. Neither party shall disclose, or permit to be disclosed, to third parties in any manner or for any reason, any information from ledgers, lists, files or other records developed, derived, furnished or required by either party, nor shall any of them make any use of such information other than as permitted in this Agreement unless mutually agreed by CMIC and PMI (and then only in compliance with applicable laws).

(d) Disclosure to Third Parties. The parties agree that except as may be required to comply with a request by a governmental authority or as may be necessary to comply with applicable law, no information covered by this Agreement shall be released to any third party agent, representative or consultant without obtaining from the third party written representations in form and content satisfactory to the other party guaranteeing the confidentiality of such information.

(e) Exceptions; Survival and Enforcement. The restrictions contained in this Article do not apply to any information that the receiving party can demonstrate is: (i) generally available to the public; (ii) known to the recipient at the time of disclosure and not acquired directly or indirectly from the other party; or (iii) disclosed to the recipient by a party having a right to make such disclosure.

Information provided by one party to the other shall remain the exclusive property of the party providing the information unless the parties otherwise agree in writing. Nothing contained in this Agreement shall be construed as granting any right to the receiving party, by license or otherwise, to any of the disclosing party’s confidential information except as expressly provided in writing.

In the event this Agreement is terminated for any reason, the covenants and agreements contained in this Article shall survive indefinitely thereafter. Each party agrees that a violation on its part of any covenant contained in this Article will cause such damage to the other party as will be irreparable and for that reason each party further agrees that the other party shall be entitled as a matter of right to an injunction from any court of competent jurisdiction, restraining any further violation of such covenants. This right to an injunction shall be cumulative and in addition to whatever other remedies a party may be entitled to, including, specifically, recovery of liquidated, incidental, special or consequential damages.

Each party expressly acknowledges and agrees that the covenants and agreements applicable to it under this Article shall be construed in such a manner as to be enforceable under applicable laws if a more limited scope is determined by a court of competent jurisdiction to be required.

ARTICLE VII. Dispute Resolution

7.1 Dispute Resolution. In the event of any controversy or dispute relating to this Agreement, either party may refer the matter to the respective senior management of the parties for resolution by delivery of a written notice to the other party (the “Notice of Dispute”). If the senior management is not able to resolve the matter after a period of thirty (30) days, the parties shall submit the dispute to non-binding mediation through the offices of Judicial Arbitration Mediation Services (“JAMS”) or its successor in San Francisco, California. The parties shall select a mutually agreeable mediator from the list of available mediators provided by JAMS; provided, however, that the parties shall select a mediator whose schedule permits a mediation within thirty (30) days after contacting JAMS, unless the parties mutually agree to an extension of time to have the matter mediated at a later date. If the parties are unable to agree upon an available mediator from the list provided by JAMS whose time schedule permits a mediation within said thirty (30) days, and there is no agreement to extend such time, the parties shall accept an assignment of a mediator from JAMS who may be disqualified only for bias. The parties shall inform JAMS of the nature of the dispute so that it may recommend a mediator most qualified to help the parties to resolve the dispute. Notwithstanding anything contained in the foregoing, in the event that a written settlement of the dispute is not made within 120 days following the date of the Notice of Dispute, and the parties have not agreed upon an extension of such time, then either party may initiate litigation. All costs of the mediation and the mediator charged by JAMS shall be shared equally by the parties. Each party shall bear its own attorneys fees and other costs in connection with the mediation. The mediation shall not preclude any party from seeking injunctive or other provisional or equitable relief in order to preserve the status quo between the parties pending resolution of the dispute, nor shall the filing of an action seeking injunctive or other provisional relief be construed as a failure by that party to comply with the mediation requirements of this Agreement.

ARTICLE VIII. Miscellaneous

8.1 Delays and Waivers. The failure of any party to insist in any one or more instances upon the performance of any of the terms, covenants or conditions of this Agreement shall not be construed as a waiver or relinquishment of the future performance of any other term, covenant or condition, but the defaulting party’s obligation with respect to future performance of any other terms shall continue in full force and effect. The failure of any party to take any action permitted by this Agreement to be taken by it shall not be construed as a waiver or relinquishment of its right thereafter to take such action.

8.2 Notices. Any notice required or permitted under this Agreement shall be in writing and shall be given by personal delivery or certified mail, return receipt requested, addressed as follows:

If to PMI:	PMI Mortgage Insurance Co.
Attn: General Counsel
3003 Oak Road
Walnut Creek, CA 94597-2098

and

PMI Mortgage Insurance Co.
Attn: Senior Vice President
3003 Oak Road
Walnut Creek, CA 94597-2098

If to CMIC:	CUNA Mutual Investment Corporation
Attn: President and Chief Executive Officer
5910 Mineral Point Road
Madison, WI 53705

and

CUNA Mutual Investment Corporation
Attn: General Counsel
5910 Mineral Point Road
Madison, WI 53705

Except as may be specifically provided otherwise, all notices shall be effective in the case of personal delivery upon receipt and in case in mailing upon deposit in the United States mail.

8.3 Entire Agreement. This Agreement supersedes any and all agreements previously made between the parties relating to the subject matter of this Agreement, and there are no understandings or agreements other than those incorporated in this Agreement. This Agreement may not be modified except by an instrument in writing duly executed by both parties.

8.4 Parties Bound. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Provided, however, that neither party may assign any rights or obligations hereunder without the prior written consent of the other party, except that either party may assign this Agreement and its rights and obligations hereunder to a member of its respective Group of Companies. The assignment of this Agreement shall not release the assignor from any of its duties or obligations under this Agreement.

8.5 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal law of the state of domicile of CMG, as it may be changed from time to time.

8.6 Covenant to Further Assurances. Each party forthwith upon reasonable request from the other parties shall execute and deliver such documents and take such action as may be reasonably necessary in order to carry out fully the intended purpose of this Agreement.

8.7 Headings; References. The headings used in this Agreement are for convenience only and shall not constitute a part of this Agreement. Unless the context clearly requires otherwise, all references to “Sections” and other subdivisions are to the sections and subdivisions of this Agreement.

8.8 Severability. If any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provision deleted and the rights and obligations construed and enforced accordingly.

8.9 Attorneys Fees. In the event that legal or equitable action is instituted to enforce any of the provisions of this Agreement, the prevailing party in such action shall be entitled to recover all costs of such action, including reasonable attorneys fees.

8.10 Remedies. Except as otherwise stated, the rights and remedies specified in this Agreement are cumulative and not exclusive of any rights other rights or remedies that either party may have and may be exercised concurrently therewith.

8.11 No Violation of Contract. Each party warrants that it has the right and authority to enter into this Agreement and that this Agreement will not constitute the violation of any contract or agreement to which it may be a party.

8.12 No Authority to Bind. Except as may be expressly permitted in writing by the other, no party shall have any right, power or authority to bind the other party, transact any business in the name of the other party or on its behalf, or make any promises or representations on behalf of the other party.

8.13 Compliance with Law. Each party warrants and represents that the activities to be performed by it pursuant to this Agreement will be in material compliance with all applicable law, and that any lack of compliance will not have a material effect on CMG’s operations or its ability to continue business.

8.14 Consent. In the event the consent or approval of a party is required to any action, such party shall not unreasonably withhold such consent or approval.

8.15 Legends. The stock certificates representing the shares of CMG stock owned by CMIC and PMI shall at all times bear the following legend:

The shares represented by this certificate are subject to certain agreements regarding the management of the corporation and restrictions on transfer under the terms of an agreement entered into by the shareholders of this corporation.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the above date.

CUNA Mutual Investment Corporation		PMI Mortgage Insurance Co.

By:	/s/ Michael Kitchen	By:	/s/ L. Stephen Smith

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